Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE is made as of August 1, 2016, by and among First Niagara Financial Group, Inc., a Delaware corporation (“FNFG”), KeyCorp, an Ohio corporation (“Key”), and The Bank of New York Mellon, a New York banking corporation, as Trustee (the “Trustee”), to the Senior Notes Indenture dated as of September 4, 2009 (the “Base Indenture” and, as amended and supplemented to the date hereof, the “Indenture”), between FNFG and Trustee. Capitalized terms have the meanings given them in the Indenture unless defined herein.

WHEREAS, FNFG executed and delivered the Base Indenture to the Trustee, to provide for the issuance from time to time of FNFG’s notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series;

WHEREAS, the FNFG executed and delivered to the Trustee the Second Supplemental Indenture, dated as of March 19, 2010 (the “Second Supplemental Indenture”), pursuant to which FNFG issued its 6.75% Senior Notes due 2020, in the aggregate amount of $300,000,000 (the “2020 Notes”) and made certain amendments to the Base Indenture as set forth therein;

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of October 30, 2015 by and between Key and FNFG (the “Merger Agreement”), on the date of this Third Supplemental Indenture FNFG merged with and into Key, with Key being the surviving corporation and assuming all of the rights and obligations of FNFG (the “Merger”);

WHEREAS, Section 9.01 and Section 10.01 of the Indenture require that Key expressly assume, by a supplemental indenture executed and delivered to the Trustee by Key, without the consent of any Holders, the due and punctual payment of the principal of and premium, if any and the interest on all the Securities of each series and the performance of every covenant of the Indenture on the part of FNFG to be performed or observed;

WHEREAS, Key has requested that the Trustee execute and deliver this Third Supplemental Indenture and to satisfy its obligations with regard to all requirements necessary to make this Third Supplemental Indenture a valid instrument in accordance with its terms; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Third Supplemental Indenture and to make it a valid and binding obligation of Key have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. As supplemented hereby, the Indenture is in all respects ratified and confirmed and the Base Indenture, the Second Supplemental Indenture, and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.

2. As required by Section 9.01 and Section 10.1 of the Indenture, Key hereby covenants and agrees to assume: (i) all of the rights and obligations of FNFG regarding the due and punctual payment of the principal of and premium, if any and the interest on all the Securities of each series and (ii) the performance of every covenant of the Indenture on the part of FNFG to be performed or observed.

3. The recitals contained herein are made by Key and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

4. This Third Supplemental Indenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

5. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[signatures appear on next page]

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officer, all as of the date first written above.

KEYCORP

By:	/s/ Joseph M. Vayda
Name:	Joseph M. Vayda
Title:	Treasurer

THE BANK OF NEW YORK MELLON, AS TRUSTEE

By:	/s/ Laurence J. O’Brien
Name:	Laurence J. O’Brien
Title:	Vice President

FIRST NIAGARA FINANCIAL GROUP, INC.

By:	/s/ Gary M. Crosby
Name:	Gary M. Crosby
Title:	Chief Executive Officer & President

[Signature Page to Third Supplemental Indenture]